Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. (“Ryder Scott”) consents to the references to our firm and our report dated February 19, 2024 (our “Report”) included in Ecopetrol S.A.’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), the inclusion of our Report as Exhibit 99.1 to the Annual Report and references to and information derived from our Report in the Annual Report, as well as to the incorporation by reference of the consent filed with the United States Securities and Exchange Commission on April 18, 2024 (the “Registration Statement”).

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

/s/ Mario A. Ballesteros
Mario A. Ballesteros, P.E.
TBPELS License No. 107132
Managing Senior Vice President

Houston, Texas

April 18, 2024